Exhibit 99.1

LIBERTY MEDIA LLC ANNOUNCES DETERMINATION TO MODIFY TERMS OF ITS 0.75%
EXCHANGEABLE SENIOR DEBENTURES DUE 2023

Liberty Media LLC, Englewood, CO (March 20, 2008): Liberty Media LLC (“Liberty”) announced today that it has determined to modify the indenture related to its 0.75% Exchangeable Senior Debentures due 2023 (the “Debentures”).

Liberty intends to modify the terms of the Debentures, effective as of the expiration of the put period relating to the Debentures, to:

•                  defer its ability to redeem the Debentures until April 5, 2013;

•                  surrender its right to elect to pay holders of Debentures, in whole or in part, with shares of Time Warner Inc. common stock upon maturity or redemption of the Debentures—rather, Liberty would make such payments solely in cash; and

•                  increase the rate of interest accruing on the Debentures from 0.75% to 3.125% for all interest periods beginning on or after March 30, 2008.

The intended modifications are currently being reviewed with the trustee under the indenture, and Liberty expects the intended modifications to be memorialized in a supplemental indenture.  Once a supplemental indenture giving effect to these modifications is executed, Liberty will issue a press release and a notice of amendment to its notice of put right, which will include a summary of the tax consequences of the modifications.  The summary of the tax consequences of the modifications is also being filed, together with this press release, under cover of Liberty’s Form 8-K.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any Debentures. Liberty has previously notified the holders of the Debentures of its obligation to repurchase the Debentures.  The full details of Liberty’s repurchase obligation, including complete instructions on how to surrender Debentures, along with the form of Purchase Notice, were previously mailed to holders of Debentures.

Contact:
Liberty Media
John Orr (720) 875-5622